QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 4, 2005, except as to Note 11, as to which the date is August     , 2005, in Amendment No. 3 to the Registration Statement on Form S-1 and related Prospectus of Eschelon Telecom, Inc. for the registration of its common stock.

Ernst & Young LLP

The foregoing consent is in the form that will be signed upon completion of the restatement of capital accounts described in Note 11 to the financial statements.

/s/  ERNST & YOUNG LLP
Minneapolis, Minnesota
July 18, 2005

QuickLinks

Consent of Independent Registered Public Accounting Firm